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                                                                     EXHIBIT 5.1

                                                                    May 16, 2000


HA-LO Industries, Inc.
5980 West Touhy Avenue
Niles, Illinois 60714

     Re: Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel to HA-LO Industries, Inc., an Illinois corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form S-3 (Reg. No. 333-36200) (the "Registration Statement") relating to the proposed offering by certain selling shareholders of 4,853,115 shares of Common Stock, no par value ("Common Stock"), of the Company, including not less than 829,156 shares and not more than 2,357,367 shares of Common Stock issuable upon the conversion of the Company's Series A Convertible Participating Preferred Stock, no par value ("Preferred Stock").

     As such counsel, we have examined such documents and certificates of officers of the Company as we deemed relevant and necessary as the basis for the opinion hereafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock which are the subject of the Registration Statement, when issued in accordance with the terms of that certain Agreement and Plan of Merger, dated January 17, 2000, as amended, among the Company, HA-LO Industries, Inc., a Delaware corporation, and Starbelly.com, Inc., a Delaware corporation, and upon the conversion of the shares of Preferred Stock in accordance with the terms of the Preferred Stock, will be duly and validly issued and will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.


     Please be advised that certain partners of, attorneys associated with and/or of counsel to our firm, beneficially own shares of Common Stock.



                                            Very truly yours,

                                            /s/ NEAL, GERBER & EISENBERG